Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Numbers 333-63037, 333-116801, 333-157143, 333-157144 and 333-162411 on Forms S-8 and S-3 of Farmers Capital Bank Corporation of our report dated March 6, 2012 relating to the consolidated financial statements of Farmers Capital Bank Corporation, which report appears in this Annual Report on Form 10-K.

Crowe Horwath LLP

Louisville, Kentucky

March 6, 2014